EXHIBIT 99.1

Green Innovations and Tauriga Sciences, Inc. execute Exclusive North American
Licensing Agreement for the Commercialization of Hospital Grade Products including
100% Tree-Free Bamboo-Based Disinfectant Wipes

Cape Coral, Florida – June 3, 2013 – Green Innovations Ltd. (OTCQB: GNIN) (OTCBB: GNIN) (“Green Innovations” or the “Company”) is pleased to announce that on May 31, 2013, its wholly-owned subsidiary, Green Hygienics, Inc. (“Green Hygienics”), executed an exclusive North American licensing agreement with Tauriga Sciences Inc. (OTCQB: TAUG) (“Tauriga”) (the “Licensing Agreement”) for the commercial launch of hospital grade products including 100% tree-free bamboo-based biodegradable disinfectant wipes.

“With the completion of this strategic relationship with Tauriga Sciences, we have taken an important step in joining forces with an expanded sales force to reach commercial entities for an exclusive line of our products,” stated Philip Rundle, CEO of Green Innovations. “Tauriga Sciences has an established network in place reach to hospitals, nursing homes, schools, and other potential commercial/institutional purchasers of our products across the country. We look forward to working together with them to reach new customers in new markets for the benefit of both companies.”

According to the American Hospital Association (AHA), as of 2011, there were 5,724 registered U.S. hospitals and, according to the U.S. Census Bureau Statistical Abstract of the United States: 2012, as of 2009, there were 15,700 nursing homes in the U.S. with approximately 1.4 million residents.

Tauriga’s CEO, Seth M. Shaw, expressed, “The exclusive North American licensing agreement with Green Hygienics provides Tauriga with an important potential revenue stream in the short, intermediate, and long terms. According to industry research, the annual market for disinfectant wipes by hospitals, nursing homes, and other health care facilities is quite large. Considering the overall market size, the potential sales to be achieved by the Green Hygienics and Tauriga Sciences partnership would represent a significant boost in revenues and shareholder value.”

The terms of the Licensing Agreement provide for an equal share of the profits between the two companies following an initial $65,000 cash payment to Green Hygienics from Tauriga (due at signing) which has already been received by the Company.

The companies currently anticipate having the first hospital grade products available for sale to wholesalers, retailers, and for direct purchase during Fall 2013.

About Tauriga Sciences

Tauriga Sciences, Inc. is a life sciences company that focuses on proprietary biotherapeutics and diagnostics, novel medical devices and consumer healthcare. The mission of the Company is to acquire and build a diversified portfolio of medical technology assets that is capital efficient and of significant value to the shareholders. The Company's business model includes the acquisition of licenses, equity stakes, rights on both an exclusive and non-exclusive basis, and entire businesses. Management is firmly committed to building lasting shareholder value in the short, intermediate, and long terms. The Company's new corporate website can be found at www.taurigasciences.com

About Green Innovations Ltd.

Green Innovations Ltd., through its wholly-owned subsidiary Green Hygienics, Inc., is the exclusive licensed North American distributor of American Hygienics Corporation’s 100% tree-free bamboo-based product line, including personal care and paper-based goods. The Company provides consumers the opportunity to enjoy high-quality and performance eco-friendly goods from dedicated experts that have been producing bamboo products for over a decade, along with the cost-benefit of local raw material manufacturing, and the satisfaction of knowing that by using these products they are doing their part to reduce their carbon footprint and to continue the movement towards a more healthy and sustainable planet.

For further information regarding Green Innovations Ltd., contact:

Green Innovations Investor Relations
(866) 947-5567 (Toll-free)
E-mail: investor@greeninnovationsltd.com
Website: www.greeninnovationsltd.com

Disclaimer

This press release contains “forward-looking statements”. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, and specifically references to commercialization of new hospital grade products. The reader can identify these forward-looking statements by forward-looking words such as “may,” “will,” “expect,” “potential,” “anticipate,” “forecast,” “believe,” “estimate,” “project,” “plan,” “continue” or similar words. The reader should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial condition, or state other forward-looking information. Forward-looking statements include, but are not limited to, statements regarding potential products, customers, revenues, expansion efforts, and future plans and objectives of Green Innovations Ltd. (“Green Innovations”). The risk factors listed in our disclosure documents and the cautionary language on this website provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations and projections described by Green Innovations in its forward-looking statements. Actual results relating to, among other things, product launch, sales, customer acceptance and market share could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include: consumer preferences, competition from more established brands, ability to develop market share; changes in the operating costs; changes in economic conditions, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities that Green Innovations develops or produces; changes in the investments levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Green Innovations operates; technological, mechanical and operational difficulties encountered in connection with Green Innovations’ development activities; and labor relation matters and costs. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Green Innovations from time to time with the Securities and Exchange Commission and other regulatory authorities.